UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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OMNICOM GROUP INC.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

Omnicom received a shareholder proposal, which shareholders will vote on at the 2022 Annual Meeting. The shareholder proposal requests a report on our political spending disclosure. As noted on pages 76 - 77 of our 2022 Proxy Statement, Omnicom has procedures in place to provide appropriate oversight of Omnicom’s limited political activities, including a Political Contributions Policy (the “Policy”) which was informed by shareholder input and adopted by the Board in 2021. In response to further feedback from shareholders gained through extensive engagement over the last year, we also expanded our disclosures to include U.S. political contributions (if any) and payments to U.S. trade associations by Omnicom and its agencies, as described below. As a result of the responsive actions taken and robust disclosure now provided, the Board recommends that shareholders vote AGAINST the shareholder proposal.

Adopted by the Board in 2021: Omnicom Group Inc. U.S. Political Contributions Policy

-	The Policy codifies Omnicom and its agencies’ longstanding positions regarding political contributions and participation in the U.S. political process; governs Omnicom’s consideration and approval of political activities in the United States, including political contributions at the federal, state and local levels, membership in trade associations and lobbying activities; and provides guidelines and oversight for the limited number of political contributions our agencies make, if any

-	Link to Policy on our website: https://www.omnicomgroup.com/wp-content/uploads/2021/03/Political-Contributions-Policy-as-adopted-3.24.21.pdf

New for 2022: U.S. Political Contributions Disclosure for Omnicom and its Agencies

-	Omnicom does not make political contributions at the holding company level and does not have a Political Action Committee. While processes exist for Omnicom's agencies to make political contributions, as described in the Policy, agencies are not encouraged to do so and none were made in the prior two years. Following input from our shareholders, we disclosed U.S. political contributions made by Omnicom and its agencies, and will continue to do so going forward. Neither Omnicom nor any of its agencies made contributions in 2020 or 2021

U.S. Political Contributions - Omnicom and its Agencies
Year	Amount
2021	$0
2020	$0

-	Link to disclosure on our website: https://www.omnicomgroup.com/wp-content/uploads/2022/03/Political-Contributions.pdf

-	Omnicom does not have a company-sponsored Political Action Committee (PAC), and Omnicom and its agencies did not make any contributions to 527 organizations, which include PACs, in 2020 or 2021

New for 2022: U.S. Trade Associations Payments Disclosure for Omnicom and its Agencies

-	Omnicom participates in select trade associations where we value their industry expertise, have determined they are helpful for building a consensus among organizations, and believe that our participation is beneficial to Omnicom’s shareholders. Effective for 2021, we enhanced our trade association membership disclosures in response to shareholder feedback to include payments to U.S. trade associations that received more than $50,000 in Omnicom dues or contributions, and the amount of such dues or contributions that those trade associations allocated to lobbying or political activity payments

2021 Payments to U.S. Trade Associations - Omnicom and its Agencies (annual dues above $50,000)
Trade Association	2021 Payment	Percentage of dues reported by the trade association as being used for lobbying expenditures	Resulting payment amount allocable to lobbying expenditures
Association of National Advertisers	$553,585	9.0%	$49,823
American Advertising Federation	$228,896	2.7%	$6,180
Trustworthy Accountability Group	$150,000	0.0%	$0
Geopath	$90,246	0.0%	$0
Alliance for Audited Media	$74,436	0.0%	$0

-	Link to disclosure on our website: https://www.omnicomgroup.com/wp-content/uploads/2022/03/Payments-to-Trade-Associations.pdf

The Board unanimously recommends a vote AGAINST the shareholder proposal

Given the existing oversight controls we already have in place, the absence of any U.S. political contributions in recent years, and our recently enhanced transparency regarding payments to trade associations informed by extensive shareholder engagement, the report requested by the proposal would not provide shareholders with any additional meaningful information.

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On April 20, the following email correspondence was sent to certain shareholders of Omnicom Group Inc.:

Subject: Omnicom Group – Proxy Materials (May 3rd Annual Meeting)

In connection with the recent filing of our proxy [link to SEC filing] for Omnicom’s Annual Meeting on May 3rd, we wanted to reach out and highlight a few of the key changes our Board implemented over the last year as informed by shareholder feedback, which you will find more details of in the proxy materials:

●	Enhanced disclosure of U.S. political contributions by Omnicom and its agencies ($0 in 2020 and 2021) and payments to U.S. trade associations that received more than $50,000 in Omnicom dues or contributions, and the amount of such dues or contributions that those trade associations allocated to lobbying or political activity payments
●	Appointed two new independent directors to our Board who bring fresh perspectives, and relevant legal and regulatory expertise
●	Implemented changes to our executive compensation program, including reintroducing internal financial performance metrics in the fiscal 2021 annual cash incentive
●	Initiated reporting sustainability efforts in alignment with SASB’s guidance for the Advertising and Marketing industry. Link to SASB Report on our website: https://www.omnicomgroup.com/wp-content/uploads/2022/04/Omnicom-SASB-Report-2021.pdf

We also filed supplemental materials that summarize and provide direct links to the enhanced political contributions and trade association disclosure.